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                                                                    EXHIBIT 99.1


1. IS THERE AN EASY WAY YOU CAN EXPLAIN TO ME HOW YOUR DUTCH AUCTION WORKS? AND WHAT THE ADVANTAGE IS TO BOTH THE COMPANY AND THE SHAREHOLDERS?

Shareholders can choose a price at which they are willing to sell their shares, with in the rang specified by the Company in the offering document. At the completion of the tender, the Company selects the lowest single purchase price that results in the purchase of the number of shares specified. If fewer than the target number of shares are tendered, the Company purchases all of the tendered shares at the highest price specified by tendering shareholders. All shares acquired in the tender offer will be purchased at the same purchase price regardless of whether the shareholder selected a lower price. A more detailed description of the tender offer can be found in the Offer to Purchase. This document can be located on the investor relations section of our website under SEC filings.

The second part of your question relates to the advantages to "both the Company and to shareholders." The advantage of our Dutch Tender offer for shareholders depends on whether the Company has correctly assessed the capital needs and value of our business. If our assessments are correct, the per share value of our business will increase as a result of our share repurchase. The incremental benefit depends on the true value of our Company, that is, the discounted value of future dividends. For example, if we were able to repurchase 10% of our shares at a 50% discount to true value, the per share value of the remaining shares would be increased by 5%. Of course, the discounted value of future dividends is not a number that can be calculated with precision. It depends largely on an assessment of the Company's future prospects.

Your question inquires about the benefit to "the Company". There is no benefit to the Company that is separate from the benefit to shareholders described above.


2. IF THE $40 MILLION "IN EXCESS COLLECTIONS EXPECTED" FROM THE CURRENT LOAN BASE (AS NOTED IN THE RELEASE) WERE INCLUDED IN GAAP ACCOUNTING, MEANING IT RAN THROUGH THE P&L AND THE BALANCE SHEET, WHAT WOULD THE IMPACT BE TO QUARTERLY EARNINGS?

Assuming GAAP were modified to allow the net investment in loans receivable to be recorded at the estimated present value of future cash flows ("PVFCF"), to the extent the $40 million excess of PVFCF over the net investment recorded under current GAAP ("excess") increased over time, our earnings would be higher under modified GAAP then under current GAAP. To the extent the $40 million "excess" decreased over time, our earnings would be lower under modified GAAP then under current GAAP. In each case, the difference in pre-tax earnings would equal the amount of the change in the "excess" during the period. For example, if the "excess" increased to $45 million during Year 1, our pre-tax earnings would be $5 million higher under modified GAAP then under current GAAP.

Under modified GAAP, the initial difference of $40 million would be recorded as an increase in the net investment in loans receivable of $40 million, an increase retained earnings of $26 million and increase in deferred taxes of $14 million.

We have no reason to believe GAAP will be modified in this manner.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this document that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this document. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     - the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,
     - increased competition from traditional financing sources and from non-traditional lenders,
     -   the unavailability of funding at competitive rates of interest,
     - the Company's potential inability to continue to obtain third party financing on favorable terms,
     - the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,
     -   adverse changes in applicable laws and regulations,
     -   adverse changes in economic conditions,
     - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,
     - the Company's potential inability to maintain or increase the volume of automobile loans,
     - an increase in the amount or severity of litigation against the Company,
     -   the loss of key management personnel,
     -   the effect of terrorist attacks and potential attacks, and
     - various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.